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                                                                     EXHIBIT 4.3

                                    FORM OF
                       BROOKDALE LIVING COMMUNITIES, INC.
                             STOCK OPTION AGREEMENT
                            (Incentive Stock Option)

          This Stock Option Agreement dated as of ___________, ______ (the "Date of Grant"), by and between _______________, an individual (the "Optionee"), and Brookdale Living Communities, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:
                              -------------------

          WHEREAS, as used herein the term "Shares" shall mean shares of the Company's common stock, par value $0.01 per share (the "Common Stock");

          WHEREAS, the Optionee is a key employee of the Company;

          WHEREAS, the Company desires to grant to the Optionee an option to purchase from the Company ________ Shares for a purchase price per share of $_____, subject to the terms and conditions hereinafter set forth.

          NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

          1. Option. In accordance with the provisions of the Brookdale Living Communities, Inc. Stock Incentive Plan (the "Plan"), the Company hereby grants to the Optionee the right to purchase (the "Option"), subject to the terms, conditions and restrictions stated herein, from the Company ________ Shares (the "Option Shares") at a price per share of $_____.

          2. Vesting. Except as may otherwise be provided in the Plan or this Stock Option Agreement, this Option shall vest only on the dates and to the extent hereinafter set forth; provided, however, that the Optionee continuously remains a full-time employee of Company through each such date:

          (i) no part of the Option shall vest prior to the first anniversary of the Date of Grant;

          (ii) on the first anniversary of the Date of Grant, the right to purchase one-fourth of the Option Shares shall vest;

          (iii) on the second anniversary of the Date of Grant, the right to purchase an additional one-fourth of the Option Shares shall vest;

          (iv) on the third anniversary of the Date of Grant, the right to purchase an additional one-fourth of the Option Shares shall vest; and
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          (v)   on the fourth anniversary of the Date of Grant, the right to purchase the remaining one-fourth of the Option Shares shall vest.

Notwithstanding clauses (i) through (v) above, in the event of a "Change in Control" of the Company (as that term is defined in the Plan) on or before the date the Optionee ceases to be a full-time employee of the Company, all rights to purchase Option Shares not theretofore vested shall immediately vest on the date of such event. If the Optionee ceases to be a full-time employee of the Company prior to such a Change in Control, all rights to purchase Option Shares not theretofore vested shall be forfeited as of the date the Optionee ceases to be so employed.

          3. Exercise Period. The Optionee (or in the event of the death of the Optionee, the Optionee's successor in interest) may exercise the Option as to those Option Shares which have theretofore vested as herein provided at any time prior to the first to occur of the following events:

          (i)   the expiration of ten years from the Date of Grant,

          (ii) except in the case of any Optionee who is disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code")), the expiration of three months from the date as of which the Optionee ceases to be an employee of the Company for any reason other than such Optionee's death unless the Optionee dies within said three-month period;

          (iii) in the case of an Optionee who is disabled (within the meaning of Section 22(e)(3) of the Code), the expiration of one year from the date as of which the Optionee ceases to be an employee of the Company for any reason other than such Optionee's death unless the Optionee dies within said one-year period; or

          (iv) the expiration of one year from the date of the Optionee's death.

          4. Manner of Exercise. An exercisable Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company or the Secretary's office of all of the following prior to the time as of which such Option ceases to be exercisable:

          (a) notice in writing signed by the Optionee or other person then entitled to exercise such Option or portion thereof, stating that such Option or portion is exercised, such notice complying with all applicable rules set forth in the Plan or otherwise established by the committee appointed to administer the Plan (the "Committee");

          (b) (i) full payment (in cash or by check) for the Option Shares with respect to which such Option is thereby exercised; or

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               (ii)  with the consent of the Committee, shares of the Company's
                     Common Stock owned by the Optionee duly endorsed for transfer to the Company, with a "Fair Market Value" (as that term is defined in the Plan) on the date of Option exercise equal to the aggregate Option price of the Option Shares with respect to which this Option or portion is thereby exercised; or

               (iii) with the consent of the Committee, a full recourse
                     promissory note bearing interest and payable upon such terms as are prescribed by the Committee; or

               (iv) with the consent of the Committee, any combination of the consideration provided in the foregoing subsections (i),
                     (ii) and (iii);

          (c) such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act of 1933 and any other federal or state securities laws or regulations; and

          (d) in the event that the Option or a portion thereof shall be exercised by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option or portion thereof.

          5. Transferability. This Option is personal to the Optionee and the same may not in any manner or in any respect be assigned or transferred, other than by will or the laws of descent and distribution.

          6.   Miscellaneous.

          (a) The rights herein granted are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully herein.

          (b) The granting of this Option shall not be construed as giving to the Optionee any right to be retained in the employ of the Company. For the purposes of this Stock Option Agreement, employment with a "Subsidiary" of the Company (as that term is defined in the Plan) shall be considered employment with the Company.

          (c) This Option shall be treated as an incentive stock option under the Code.

          (d) The validity, interpretation and effect of this Stock Option Agreement shall be governed by the laws of the State of Delaware, excluding the "conflicts of laws" rules thereof.

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          IN WITNESS WHEREOF, the parties hereto have duly executed this Stock
Option Agreement on the day and year first above written.

                              BROOKDALE LIVING COMMUNITIES, INC.


                              By:_______________________________________

                              Name:_____________________________________

                              Title:____________________________________


                              __________________________________________

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